SOURCE: STEPHEN H. CLARK
MARISSA TRAVALINE
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended June 30,
	2017	2016
Operating Revenues:
Utility	$81,938	$68,273
Nonutility	162,436	86,129
Total Operating Revenues	244,374	154,402
Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	32,331	19,508
- Nonutility	147,354	78,832
Operations	38,474	36,250
Maintenance	4,672	4,259
Depreciation	24,556	22,296
Energy and Other Taxes	1,551	1,243
Total Operating Expenses	248,938	162,388
Operating Loss	(4,564)	(7,986)

Other Income and Expense	2,317	4,361
Interest Charges	(10,979)	(8,229)
Losses Before Income Taxes	(13,226)	(11,854)
Income Taxes	5,544	7,189
Equity in Earnings (Losses) of Affiliated Companies	70	(133)
Loss from Continuing Operations	(7,612)	(4,798)
Loss from Discontinued Operations - (Net of tax benefit)	(47)	(29)
Net Loss	$(7,659)	$(4,827)

Basic Earnings Per Common Share:
Continuing Operations	$(0.10)	$(0.06)
Discontinued Operations	—	—
Basic Earnings Per Common Share	$(0.10)	$(0.06)

Average Shares of Common Stock Outstanding - Basic	79,549	75,298

Diluted Earnings Per Common Share:
Continuing Operations	$(0.10)	$(0.06)
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$(0.10)	$(0.06)

Average Shares of Common Stock Outstanding - Diluted	79,549	75,298

Dividends Declared Per Common Share	$0.27	$0.26

	Six Months Ended June 30,
	2017	2016
Operating Revenues:
Utility	$277,707	$251,942
Nonutility	392,496	235,495
Total Operating Revenues	670,203	487,437
Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	103,710	84,714
- Nonutility	363,117	166,601
Operations	78,100	75,047
Maintenance	9,653	8,643
Depreciation	48,879	42,997
Energy and Other Taxes	3,622	3,168
Total Operating Expenses	607,081	381,170
Operating Income	63,122	106,267

Other Income and Expense	7,982	6,564
Interest Charges	(27,724)	(17,389)
Income Before Income Taxes	43,380	95,442
Income Taxes	(16,326)	(32,078)
Equity in Earnings of Affiliated Companies	3,081	25
Income from Continuing Operations	30,135	63,389
Loss from Discontinued Operations - (Net of tax benefit)	(77)	(147)
Net Income	$30,058	$63,242

Basic Earnings Per Common Share:
Continuing Operations	$0.38	$0.86
Discontinued Operations	—	—
Basic Earnings Per Common Share	$0.38	$0.86

Average Shares of Common Stock Outstanding - Basic	79,534	73,213

Diluted Earnings Per Common Share:
Continuing Operations	$0.38	$0.86
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$0.38	$0.86

Average Shares of Common Stock Outstanding - Diluted	79,670	73,506

Dividends Declared per Common Share	$0.54	$0.52